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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

NAME OF CORPORATION                        STATE OF INCORPORATION
-------------------                        ----------------------

Kenilworth Nevada Corporation              Nevada

Roulabette Corporation                     Nevada

Video Wagering Corporation                 New York